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                                                                    Exhibit 5.1




                               December 29, 1997


HORIZON Pharmacies, Inc.
275 W. Princeton Drive
Princeton, Texas 75407

     Re:  HORIZON Pharmacies, Inc. (the "Company")
          Form S-8 Registration Statement\
          Our File No. 67114.00101
          ------------------------------------------


Gentlemen:

     We have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission (the "Commission"), relating to 180,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), to be acquired by or issued to the HORIZON Pharmacies, Inc. 401(k) Plan (the "Plan").

     Based on the foregoing, we are of the opinion that the shares of Common Stock to be acquired by, or issued to the Plan are validly authorized and, upon issuance in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We are members of the bar of the State of Oklahoma and do not hold ourselves out as experts on, or as generally familiar with, or qualified to express opinions under law other than the law of the State of Oklahoma, the general corporate law of the State of Texas, and the law of the United States and the opinion given herein is limited thereto.


                              Very truly yours,

                              PHILLIPS MCFALL MCCAFFREY MCVAY
                              & MURRAH, P.C.


                              /s/  Phillips McFall McCaffrey McVay &
                                    Murrah, P.C.